EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this registration statement of FGBC Bancshares, Inc. on Form S-8 of our report, dated March 17, 2006, included in the Annual Report on Form 10-12G/A of FGBC Bancshares, Inc. for the year ended December 31, 2005.
/s/ Mauldin & Jenikins, LLC
Atlanta, Georgia
August 15, 2006